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                                                                    Exhibit 99
News
Release                                                            [TXU LOGO]

                        PUC Approves Price to Beat Change


DALLAS (July 28, 2004) -- The Public Utility Commission (PUC) of Texas today approved TXU Energy's request to change the company's electric prices for North Texas customers. High natural gas prices led to TXU Energy's request. Natural gas is a key component in generating electricity and the key driver of electricity prices. The PUC's approval reflects the higher market prices.

TXU Energy's price to beat electricity prices will be set for the year for residential and small and medium business customers in the native North Texas markets; they will not increase again in 2004. The PUC's approved change is expected to be implemented within ten days and will raise the average monthly residential electric bill of a customer using 1,000 kilowatt-hours (kWh) by 5.7 percent or $5.87 per month.

TXU Energy is not alone in seeking a change in the fuel factor. Three other affiliated Retail Electric Providers (REPs) have raised price to beat rates this year. Two REPs have also filed for a second increase on price to beat rates. In addition, six competitors of TXU Energy in North Texas have also increased prices in 2004. TXU Energy and its affiliate continue to offer the lowest price to beat rates in Texas.

The table below summarizes residential price to beat rates in major Texas cities and the affiliated retail electricity providers in those cities, updated for pending requested increases.

Residential Price to Beat Rates by Selected Major Texas City1
cents/kWh
--------------------------- ------------------------- ------------------
Major City                            Affiliated REP              Price
--------------------------- ------------------------- ------------------
Dallas-Fort Worth                         TXU Energy              10.98
--------------------------- ------------------------- ------------------
Lewisville                        First Choice Power              11.00
--------------------------- ------------------------- ------------------
Houston                               Reliant Energy              11.05
--------------------------- ------------------------- ------------------
Corpus Christi                     CPL Retail Energy              12.41
--------------------------- ------------------------- ------------------
Abilene                            WTU Retail Energy              13.46
--------------------------- ------------------------- ------------------

The PUC reviews and approves or rejects changes to electricity prices requested by affiliated REPs when natural gas prices increase or decrease beyond a threshold level. Conversely, TXU Energy's competitors in North Texas can raise rates as often as they wish, with little notice and without approval by the PUC.

TXU Energy understands that any increase is difficult. TXU Corp. has announced a five-fold increase in funding for the TXU Energy Aid program to assist needy customers. In addition, TXU Energy offers customers a variety of programs designed to help them with their energy costs and consumption. These programs include:
o TXU Energy Average Billing allows customers to smooth out the seasonal peaks in electric bills and makes budgeting more predictable. For example, a July bill of $150 can be reduced to $97 on TXU Energy's Average Billing by averaging summer bills with lower bills throughout the year.
                                    - more -


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1    Annual average price per kWh based upon average residential annual consumption of 12,000 kWhs. CPL Retail Energy and WTU Retail Energy reflect requested prices based on their second fuel factor increase in 2004. Current prices for CPL Retail Energy and WTU Retail Energy are 11.42 and
     11.91 cents/kWh, respectively.
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o    TXU Energy's Home Energy Advisor is an online tool that analyzes usage and provides personalized, money-saving tips to reduce monthly bills by as much as 20 percent. The TXU Energy Home Energy Advisor is located at www.txu.com.

o TXU Energy Aid program has offered financial assistance for more than 20 years, through local social service agencies, to customers temporarily in need. On May 18, TXU Corp. announced an increase in its commitment to $15 million over three years to TXU Energy Aid.

TXU Energy has also been investing in improving customer service to best-in-class in the industry. This commitment includes goals of answering customer calls within 15 seconds and improving customer call satisfaction by 30 percent.

TXU Energy (REP Certificate No. 10004) is not the same company as TXU Electric Delivery and is not regulated by the Public Utility Commission of Texas, and you do not have to buy TXU Energy's products to continue to receive quality regulated services from TXU Electric Delivery.

TXU Energy is a subsidiary of TXU Corp. (NYSE:TXU), a Dallas-based energy company that manages a portfolio of competitive and regulated energy businesses in North America, primarily in Texas. In TXU Corp.'s unregulated business, TXU Energy Retail, provides electricity and related services to more than 2.6 million competitive electricity customers in Texas, more customers than any other retail electric provider in the state. TXU Power owns and operates 18,500 megawatts of generation in Texas, including 2,300 MW of nuclear-fired and 5,837 MW of lignite/coal-fired generation capacity. The company is also the largest purchaser of wind-generated electricity in Texas and among the top five purchasers in North America. TXU Corp.'s regulated electric distribution and transmission business, TXU Electric Delivery Company, complements the competitive operations, using asset management skills developed over more than one hundred years, to provide reliable electricity delivery to consumers. TXU Electric Delivery operates the largest distribution and transmission system in Texas, providing power to 2.9 million delivery points over more than 98,000 miles of distribution and 14,000 miles of transmission lines. TXU has agreed to sell TXU Australia, its energy business in Australia, and TXU Gas, its largely regulated natural gas transmission and distribution business in Texas. Visit www.txucorp.com for more information about TXU.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in the company's SEC filing.
                                      -END-

Media:                            Investor Relations:
Rand LaVonn    Ray Granado        Tim Hogan          Bill Huber
214-812-3675   214-812-4187       214-875-9275       214-875-8301